UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): December 12, 2006
STERICYCLE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other juris- diction of incorporation)	0-21229 (Commission file number)	36-3640402 (IRS employer identification number)
28161 North Keith Drive
Lake Forest, Illinois 60045
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(847) 367-5910
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
     On December 12, 2006, the United Kingdom Competition Commission published its final report on the acquisition by our subsidiary, Stericycle International, LLC, in February 2006 of all of the stock of The Sterile Technologies Group Limited (“STG”), an Irish company providing medical waste management services in Ireland and the United Kingdom.
     In its final report, the Competition Commission confirmed its provisional findings in October 2006 and concluded that the STG acquisition has resulted, and may be expected to continue to result, in a substantial lessening of competition in the market for healthcare risk waste services requiring incineration in five geographical areas of England and Wales (northern England, the north Midlands, north Wales, the West Midlands and southeast Wales).
     The Competition Commission accepted as a remedy our proposal to be allowed an initial period in which to sell three STG incinerators serving the affected geographical areas together with the associated customer contracts, subject to the Competition Commission’s approval of the terms of sale and suitability of the purchaser. If we are unable to do so within this initial period, the Competition Commission will have the right to appoint a divestiture trustee and mandate the sale of all or part of STG’s business in the United Kingdom (other than in Northern Ireland).
     The Competition Commission’s final report is available on the Commission’s website, www.competition-commission.org.uk.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: December 15, 2006.

Stericycle, Inc.
By:	/s/ Frank J.M. ten Brink
Frank J.M. ten Brink
Executive Vice President and Chief Financial Officer